Exhibit 99.1 NEWS RELEASE

November 7, 2019
Noble Midstream Partners Reports Third Quarter 2019 Results
Houston, Texas -Noble Midstream Partners LP (NYSE: NBLX) (Noble Midstream or the Partnership) today reported third quarter 2019 financial and operational results. The Partnership’s consolidated results include noncontrolling interests which represent equity ownership interests that are not attributable to the Partnership; however, certain results are shown as “attributable to the Partnership,” which exclude the aforementioned noncontrolling interests. Noble Midstream believes the results “attributable to the Partnership” provide the best representation of the ongoing operations from which the Partnership’s unitholders will benefit.
Third Quarter Highlights Include:

•
Net Income was $66 million ($41 million to the Partnership) and Adjusted EBITDA¹ came in at $94 million, a 35% and 31% increase over the third quarter of 2018, driven by record gathering and produced water volumes of 319 MBoe/d and 180 MBw/d, respectively. Adjusted EBITDA attributable to the Partnership was $60 million. Distributable cash flow (DCF)¹ increased sequentially to $50 million, above the top end of the guidance range.

•	A 15% reduction in per well connection capital drove quarterly organic capital below the low end of guidance. FY19 organic capital expenditure has been reduced by 25% versus original guidance.

•	Declared a 20% annual increase in distribution per unit to $0.6716, with DCF of $50 million and a Distribution Coverage Ratio¹ of 1.6x.

•
Entered into strategic relationship in August with Saddlehorn Pipeline, through Black Diamond Gathering, including an option for up to 20% ownership, and expanded the Black Diamond Gathering oil gathering dedication by 85,000 acres, or 54%.

•	EPIC Y-Grade interim crude service started up on time in 3Q19 with permanent crude service on schedule for 1Q20 startup.

1 Adjusted EBITDA, DCF and Distribution Coverage Ratio are not Generally Accepted Accounting Principles (GAAP) measures. Definitions and reconciliations of these non-GAAP measures to their most directly comparable GAAP reporting measures appear in Schedule 4 of the financial tables which follow.

“Our high-quality assets in the DJ and Delaware Basins and operational execution drove the outperformance in our year-to-date and third quarter results through continued focus on efficiencies and accomplishing higher throughput volumes with less capital. The outlook for our business remains strong and increasingly resilient, as we add high-quality cash flows from new services and customers. Consistent customer activity in our gathering business, along with the team’s work to deliver strong execution and drive enhanced capital efficiency during 2019, provides a solid foundation as we enter a transformational year in 2020 when major project capital rolls off and the inflection in cash flow begins,” stated Brent Smolik, Chief Executive Officer of Noble Midstream.
Strong Volume Performance Versus Guidance
In the gathering business, oil and gas throughput came in above the high end of guidance while produced water gathering volumes came in at the midpoint of third quarter guidance. Record gross oil and gas gathering and sales volumes were up 8% sequentially to 319 MBoe/d while produced water gathering throughput was up 10%. Gathering throughput growth continues to be driven by the Green River, Blanco River and Colorado River DevCos.
Fresh water delivered in the third quarter averaged 135 thousand barrels of water per day (MBw/d), down from 179 MBw/d in the second quarter of 2019. The sequential decline in fresh water volumes reflects lower fluid volumes per completion as well as water delivery to approximately 2 completion crews on dedicated acreage in the DJ Basin during the quarter, compared to approximately 2.3 in the second quarter of 2019.
Third quarter revenue totaled $169 million, increasing 7% compared to the second quarter of 2019. An increase in revenue from gathering and crude oil sales was somewhat offset by lower fresh water delivery revenue. Net income of $66 million came in at the high end of guidance. Adjusted EBITDA of $94 million was at the high end of guidance while Adjusted EBITDA attributable to the Partnership was $60 million in the third quarter. A third quarter investment loss of $5.6 million drove Adjusted EBITDA attributable to the Partnership to the lower end of guidance due to lower than forecasted interim service volumes and realized tariffs on the EPIC Y-Grade pipeline for interim crude service.
Maintenance capital expenditures attributable to the Partnership totaled $5.8 million during the third quarter of 2019. Along with the strong operational performance, this resulted in higher DCF attributable to the Partnership of $50 million and a Distribution Coverage Ratio of 1.6x.

Cost Focus Driving Enhanced Capital Efficiencies
Capital expenditures in the third quarter primarily reflected spending for customer well connections in the DJ Basin and Delaware Basin. Third quarter gross capital expenditures of $62 million and capital expenditures attributable to the partnership of $35 million were below guidance due primarily to a consistent cost focus, utilization of existing infrastructure, and to a lesser extent, the timing of customer activity. Cost saving initiatives include project scope and design optimization and more efficient construction processes as well as an enhanced contracting strategy. In addition, the Partnership had additions to equity investments totaling $87 million during the third quarter of 2019. This primarily included capital contributions of $53 million related to the EPIC Crude, $17 million for the EPIC Y-Grade and $13 million for the Delaware Crossing joint ventures. We expect capital on equity investments to increase in the fourth quarter of 2019 before materially decreasing early next year as joint venture projects near completion.

			3Q 2019 Capital Expenditures (in millions)
DevCo	Basin	NBLX Ownership	Gross	Net
Colorado River	DJ	100%	$8	$8
Green River	DJ	25%	10	3
Laramie River *	DJ	100%	21	15
Blanco River	Delaware	40%	23	9
Total Capital Expenditures			62	35
Additions to Equity Investments			87	87
Capital Expenditures and Investments			$149	$122

* Includes capital expenditures for Black Diamond, which is 54.4% owned by Noble Midstream.
Green River and Colorado River DevCos Leading DJ Basin Throughput Growth
Green River results during the third quarter of 2019 reflect record oil, gas and produced water throughput for Noble Energy’s Mustang development in the DJ Basin. The Partnership connected 15 wells in July, driving average oil and gas gathering throughput to approximately 61 MBoe/d, up 24% from the prior quarter. Average produced water volumes of 15 MBw/d were down from 17 MBw/d in the second quarter of 2019. Completion activity in the Mustang development area is expected to resume in the fourth quarter of 2019, following no completion activity in the area in 3Q19. New well connections are planned for early 2020.
Colorado River combined oil, gas and produced water gathering volumes were up 8% in the third quarter of 2019 compared to the second quarter of 2019. Growth was driven by the Wells Ranch development area, with 23 wells connected during the third quarter. Throughput from the third quarter wells brought online continues to increase in the fourth quarter. The Partnership delivered water to a single crew for a partial quarter, driving a sequential decline in fresh water delivery volumes to 39 MBw/d. In the fourth quarter, the Partnership anticipates connecting 20 wells to production in the Colorado River DevCo.
Laramie River Throughput Declines as Planned
Laramie River oil and gas gathering and sales volumes during the third quarter of 2019 were down 2% compared to the second quarter of 2019. Third quarter Black Diamond Gathering throughput averaged 86 thousand barrels of oil per day (MBbl/d), consistent with the second quarter of 2019. The Partnership connected a combined 101 wells during the quarter on Black Diamond Gathering's system and the Partnership’s wholly-owned third party gathering system for oil gathering.
Inflection Point Nearing in Permian Basin
Oil and gas gathering volumes at Blanco River of 71 MBoe/d for the third quarter of 2019 were up 20% compared to the second quarter of 2019 while produced water gathering volumes were up 13% on a sequential basis. The growth in gathering throughput reflects 22 new well connections during the quarter, including five third-party customer wells. We continue to expect consistent third party activity and tie-ins in the fourth quarter and into 2020.
In the Trinity River DevCo, quarterly volumes on the Advantage Pipeline system totaled 70 MBbl/d, compared to 66 MBbl/d during the second quarter. First oil volumes were transported in July on the EPIC Y-Grade interim crude service through the Advantage Crane West interconnect. Lower-than-expected tariffs and utilization rates negatively impacted results in 3Q19 and will likely persist into the fourth quarter of 2019. The EPIC crude line construction is progressing as planned with an in-service date in the first quarter of 2020. The Delaware Crossing JV construction is progressing as planned with the Wink crude terminal significantly complete and currently moving dedicated volumes. The Liberty Terminal is over 55% complete and the 16” mainline connecting the two terminals is 76% complete. Associated gathering projects are progressing as planned. All core infrastructure construction is planned for completion in early January.
Focused on Managing Prudent Liquidity and Balance Sheet While Executing Growth Opportunities
As of September 30, 2019, the Partnership had $768 million of liquidity with $18 million in cash on hand and $750 million available under its unsecured revolving credit facility. During the third quarter, Noble Midstream entered into a $400 million three-year unsecured term loan facility resulting in expected annual interest savings of $1.5 million per year. Proceeds from the term loan were used to repay borrowings on the revolving credit facility.
The balance of the preferred equity commitment for the EPIC Crude pipeline was $102.8 million at the end of the third quarter, up from $99.6 million in the second quarter.
Consistent Quarterly Distribution Increase
On October 24, 2019, the board of directors of Noble Midstream’s general partner, Noble Midstream GP LLC, declared a third quarter cash distribution of $0.6716 per unit, a 20% increase from the third quarter 2018 and 79% above the minimum quarterly cash distribution. The third quarter distribution is payable on November 11, 2019, to unitholders of record as of November 4, 2019.
Lowering Full Year Capital Expenditures; Increasing Operational Guidance Items
The Partnership has lowered full-year organic net capital expectations due to year to-date progress on sustainable costs savings. Full-year net capital expenditures are now estimated to be $141 million to $151 million or 47% lower than original guidance. For the fourth quarter of 2019, organic net capital expenditures are anticipated between $40 million and $50 million based on project timing. Additions to equity investments in 2019 are still anticipated within original guidance with the range tightened to $590 million to $620 million.
Full year 2019 Adjusted EBITDA attributable to the Partnership is anticipated to be $243 million to $248 million compared to prior guidance of $245 million to $255 million. Guidance reflects lower equity investment income from the EPIC Y-Grade interim crude service. Fourth quarter Adjusted EBITDA attributable to the Partnership is expected to increase to a range of $64 million to $69 million. Full year 2019 Distribution Coverage Ratio remains unchanged at 1.5x to 1.6x.
Tightened volume guidance ranges for the full-year of 2019 result in higher midpoint expectations across the board for combined oil and gas gathering, produced water gathering and fresh water delivery volumes.

				Guidance
	1Q19	2Q19	3Q19	4Q19			2019
Gross Volumes
Oil Gathered (MBbl/d)¹	228	226	240	248	-	258	236	-	238
Gas Gathered (MMcf/d)	353	413	475	482	-	502	430	-	435
Oil and Gas Gathered (MBoe/d)¹	287	295	319	328	-	342	307	-	311
Produced Water Gathered (MBw/d)	142	164	180	195	-	205	171	-	173
Fresh Water Delivered (MBw/d)	220	179	135	110	-	145	161	-	169

Financials (in millions)
Net Income	$63	$53	$66	$56	-	$61	$239	-	$244
Gross Adjusted EBITDA[2]	$91	$81	$94	$90	-	$95	$356	-	$361
Net Adjusted EBITDA[2]	$63	$56	$60	$64	-	$69	$243	-	$248
Distributable Cash Flow[2]	$54	$41	$50	$53	-	$58	$198	-	$203
Distribution Coverage Ratio[2,3]	1.9x	1.4x	1.6x	1.5x	-	1.7x	1.5x	-	1.6x

Gross Capital, Excluding Investments	$76	$57	$62	$70	-	$80	$265	-	$275
Net Capital, Excluding Investments	$36	$29	$35	$40	-	$50	$141	-	$151

[1] Includes crude oil sales volume
[2] Results “attributable to the Partnership” exclude the non-controlling interests in the DevCos retained by Noble Energy. Adjusted EBITDA, DCF, and Distribution Coverage Ratio are not financial measures calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). For definitions of these non-GAAP measures, see “Non-GAAP Financial Measures” below.

[3] Assumes 20% annualized distribution growth
Further details with respect to the third quarter results and guidance can be found in the supplemental presentation on the Partnership's website, www.nblmidstream.com.
Conference Call
Noble Midstream will host a webcast and conference call today at 11:30 a.m. Central Time to discuss third quarter 2019 financial and operational results. Conference call numbers for participation are 877-883-0383, or 412-902-6506 for international calls. The passcode number is 1185599. The live audio webcast and related presentation material is accessible on the ‘Investors’ page of the Partnership’s website at www.nblmidstream.com. A replay of the conference call will be available at the same web location following the event.
About Noble Midstream
Noble Midstream is a growth-oriented master limited partnership formed by Noble Energy, Inc. to own, operate, develop and acquire domestic midstream infrastructure assets. Noble Midstream currently provides crude oil, natural gas, and water-related midstream services in the DJ Basin in Colorado and the Delaware Basin in Texas. For more information, please visit www.nblmidstream.com.

Forward Looking Statements
This news release contains certain “forward-looking statements” within the meaning of federal securities law.
Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, “estimates”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect the Partnership’s current views about future events. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the Partnership's customers’ ability to meet their drilling and development plans, changes in general economic conditions, competitive conditions in the Partnership’s industry, actions taken by third-party operators, gatherers, processors and transporters, the demand for crude oil and natural gas gathering and processing services, the Partnership’s ability to successfully implement its business plan, the Partnership’s ability to complete internal growth projects on time and on budget, the ability of third parties to complete construction of pipelines in which the Partnership holds equity interests on time and on budget, the price and availability of debt and equity financing, the availability and price of crude oil and natural gas to the consumer compared to the price of alternative and competing fuels, and other risks inherent in the Partnership’s business, including those described under “Risk Factors” and “Forward-Looking Statements” in the Partnership’s most recent Annual Report on Form 10-K and in other reports we file with the Securities and Exchange Commission. These reports are also available from the Partnership’s office or website, www.nblmidstream.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Midstream does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.
This news release also contains certain non-GAAP measures of financial performance that management believes are useful tools for internal use and the investment community in evaluating Noble Midstream’s overall financial performance. Please see the attached schedules for reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b) that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate. Nominees, and not the Partnership, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Contact:
Tom Christensen
Chief Financial Officer
(832) 639-7524
tom.christensen@nblmidstream.com

Schedule 1
Noble Midstream Partners LP
Revenue and Throughput Volume Statistics
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Colorado River DevCo LP
Crude Oil Gathering Volumes (Bbl/d)	48,089	59,145	48,918	63,630
Natural Gas Gathering Volumes (MMBtu/d)	244,069	223,354	248,862	216,191
Produced Water Gathering Volumes (Bbl/d)	15,444	15,007	13,466	17,348
Fresh Water Delivery Volumes (Bbl/d)	38,880	72,216	44,075	58,295
Gathering and Fresh Water Delivery Revenues — Affiliate (in thousands)	$44,454	$47,465	$128,584	$138,975

San Juan River DevCo LP
Fresh Water Delivery Volumes (Bbl/d)	68,819	—	36,456	—
Gathering and Fresh Water Delivery Revenues — Affiliate (in thousands)	$11,326	$5	$19,593	$(327)

Green River DevCo LP
Crude Oil Gathering Volumes (Bbl/d)	35,808	5,657	29,333	1,942
Natural Gas Gathering Volumes (MMBtu/d)	195,544	9,062	148,160	3,111
Produced Water Gathering Volumes (Bbl/d)	14,936	8,123	14,157	2,816
Fresh Water Delivery Volumes (Bbl/d)	—	49,672	63,223	61,450
Gathering and Fresh Water Delivery Revenues — Affiliate (in thousands)	$18,577	$8,392	$63,576	$29,724

Blanco River DevCo LP
Crude Oil Gathering Volumes (Bbl/d)	48,722	33,689	43,147	23,272
Natural Gas Gathering Volumes (MMBtu/d)	173,405	89,439	135,142	59,477
Produced Water Gathering Volumes (Bbl/d)	138,765	90,162	121,995	58,845
Gathering Revenues — Affiliate and Third Party (in thousands)	$23,186	$15,211	$59,744	$30,987

Laramie River DevCo LP
Crude Oil Gathering and Sales Volumes (Bbl/d) (1)	107,214	85,002	109,954	79,930
Natural Gas Gathering Volumes (MMBtu/d)	4,935	1,227	6,266	1,319
Produced Water Gathering Volumes (Bbl/d)	11,127	8,919	12,851	6,468
Fresh Water Delivery Volumes (Bbl/d)	26,930	73,507	33,811	54,694
Gathering and Fresh Water Delivery Revenues — Third Party (in thousands)	$67,213	$64,302	$191,521	$151,330

Total Gathering Systems
Crude Oil Gathering and Sales Volumes (Bbl/d) (1)	239,833	183,493	231,352	168,774
Natural Gas Gathering Volumes (MMBtu/d)	617,953	323,082	538,430	280,098
Barrels of Oil Equivalent (Boe/d)	319,058	224,914	300,381	204,684
Produced Water Gathering Volumes (Bbl/d)	180,272	122,211	162,469	85,477
Gathering Revenues (in thousands)	$144,274	$113,226	$394,396	$283,146

Total Fresh Water Delivery
Fresh Water Delivery Volumes (Bbl/d)	134,629	195,395	177,565	174,439
Fresh Water Delivery Revenues (in thousands)	$22,979	$23,345	$75,196	$69,706

(1)	Includes crude oil gathering volumes as well as crude oil that is sold to customers and transported on our gathering systems.

Schedule 2
Noble Midstream Partners LP
Consolidated Statement of Operations
(in thousands, except per unit amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues
Crude Oil, Natural Gas and Produced Water Gathering — Affiliate	$79,208	$54,674	$209,530	$144,569
Crude Oil, Natural Gas and Produced Water Gathering — Third Party	16,196	$12,459	51,344	28,796
Fresh Water Delivery — Affiliate	20,847	17,416	66,801	56,774
Fresh Water Delivery — Third Party	2,132	5,929	8,395	12,932
Crude Oil Sales — Third Party	48,870	46,093	133,522	109,781
Other — Affiliate	791	1,046	2,393	2,980
Other — Third Party	1,279	1,546	3,559	3,035
Total Revenues	169,323	139,163	475,544	358,867
Costs and Expenses
Cost of Crude Oil Sales	46,240	44,379	125,217	105,830
Direct Operating	22,524	23,955	77,677	59,496
Depreciation and Amortization	20,851	18,376	60,487	46,076
General and Administrative	4,129	4,204	12,990	19,626
Other Operating (Income) Expense	(469)	—	(488)	—
Total Operating Expenses	93,275	90,914	275,883	231,028
Operating Income	76,048	48,249	199,661	127,839
Other Expense (Income)
Interest Expense, Net of Amount Capitalized	3,952	3,506	11,507	6,220
Investment Loss (Income)	5,621	(3,866)	5,028	(10,825)
Total Other Expense (Income)	9,573	(360)	16,535	(4,605)
Income Before Income Taxes	66,475	48,609	183,126	132,444
State Income Tax Provision	92	(94)	290	163
Net Income	66,383	48,703	182,836	132,281
Less: Net Income Attributable to Noncontrolling Interests	25,751	4,086	62,236	11,719
Net Income Attributable to Noble Midstream Partners LP	40,632	44,617	120,600	120,562
Less: Net Income Attributable to Incentive Distribution Rights	5,820	1,462	13,967	3,415
Net Income Attributable to Limited Partners	$34,812	$43,155	$106,633	$117,147

Net Income Attributable to Limited Partners Per Limited Partner Unit — Basic
Common Units	$0.88	$1.09	$2.65	$2.96
Subordinated Units	$—	$1.09	$2.89	$2.96

Net Income Attributable to Limited Partners Per Limited Partner Unit — Diluted
Common Units	$0.88	$1.09	$2.64	$2.96
Subordinated Units	$—	$1.09	$2.89	$2.96

Weighted Average Limited Partner Units Outstanding — Basic
Common Units	39,604	23,688	31,855	23,686
Subordinated Units	—	15,903	7,747	15,903
Total Limited Partner Units	39,604	39,591	39,602	39,589

Weighted Average Limited Partner Units Outstanding — Diluted
Common Units	39,624	23,704	31,879	23,701
Subordinated Units	—	15,903	7,747	15,903
Total Limited Partner Units	39,624	39,607	39,626	39,604

Schedule 3
Noble Midstream Partners LP
Consolidated Balance Sheet
(in thousands, unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current Assets
Cash and Cash Equivalents	$17,571	$10,740
Accounts Receivable — Affiliate	40,475	31,613
Accounts Receivable — Third Party	20,251	23,091
Other Current Assets	8,579	5,875
Total Current Assets	86,876	71,319
Property, Plant and Equipment
Total Property, Plant and Equipment, Gross	1,682,820	1,500,609
Less: Accumulated Depreciation and Amortization	(114,789)	(79,357)
Total Property, Plant and Equipment, Net	1,568,031	1,421,252
Intangible Assets, Net	286,042	310,202
Goodwill	109,734	109,734
Investments	565,387	82,317
Other Noncurrent Assets	6,696	3,093
Total Assets	$2,622,766	$1,997,917
LIABILITIES, MEZZANINE EQUITY AND EQUITY
Current Liabilities
Accounts Payable — Affiliate	$2,568	$2,778
Accounts Payable — Trade	100,157	92,756
Other Current Liabilities	10,238	9,217
Total Current Liabilities	112,963	104,751
Long-Term Liabilities
Long-Term Debt	948,907	559,021
Asset Retirement Obligations	19,268	17,330
Other Long-Term Liabilities	1,410	582
Total Liabilities	1,082,548	681,684
Mezzanine Equity
Redeemable Noncontrolling Interest, Net	102,830	—
Equity
Limited Partner
Common Units (39,712 and 23,759 units outstanding, respectively)	618,049	699,866
Subordinated Units (15,903 units outstanding as of December 31, 2018)	—	(130,207)
General Partner	5,820	2,421
Total Partners’ Equity	623,869	572,080
Noncontrolling Interests	813,519	744,153
Total Equity	1,437,388	1,316,233
Total Liabilities, Mezzanine Equity and Equity	$2,622,766	$1,997,917

Schedule 4
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures
Non-GAAP Financial Measures
This news release, the financial tables and other supplemental information include Adjusted EBITDA, Distributable Cash Flow, and Distribution Coverage Ratio, all of which are non-GAAP measures which may be used periodically by management when discussing our financial results with investors and analysts.
As a result of our increased investment in midstream entities during first quarter 2019, we have refined our presentation of Adjusted EBITDA to adjust for items with respect to our equity method investments. We now define Adjusted EBITDA as net income before income taxes, net interest expense, depreciation and amortization, transaction expenses, unit-based compensation and certain other items that we do not view as indicative of our ongoing performance. Additionally, Adjusted EBITDA reflects the adjusted earnings impact of our equity method investments by adjusting our equity earnings or losses from our equity method investments to reflect our proportionate share of the EBITDA of such equity method investments. Prior period Adjusted EBITDA has been reclassified to conform to the current period presentation.
Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, industry analysts, lenders and ratings agencies, to assess:

•	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures;

•	and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
As a result of our increased investment in midstream entities during first quarter 2019, we have also refined our presentation of distributable cash flow to adjust for items with respect to our equity method investments. We now define distributable cash flow as Adjusted EBITDA plus distributions received from our equity method investments less our proportionate share of Adjusted EBITDA from such equity method investments, estimated maintenance capital expenditures and cash interest paid. Prior period distributable cash flow has been reclassified to conform to the current period presentation.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash on a quarterly basis, and Distributable Cash Flow is one of the factors used by the board of directors of our general partner to help determine the amount of available cash that is available to our unitholders for a given period. We define Distribution Coverage Ratio as Distributable Cash Flow divided by total distributions declared. The Distribution Coverage Ratio is used by management to illustrate our ability to make our distributions each quarter.
We believe that the presentation of Adjusted EBITDA, Distributable Cash Flow, and Distribution Coverage Ratio provide information useful to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio is net income. Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio exclude some, but not all, items that affect net income, and these measures may vary from those of other companies. As a result, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio as presented herein may not be comparable to similarly titled measures of other companies.
Noble Midstream does not provide guidance on the reconciling items between forecasted Net Income, forecasted Adjusted EBITDA, forecasted Distributable Cash Flow and forecasted Distribution Coverage Ratio due to the uncertainty regarding timing and estimates of these items. Noble Midstream provides a range for the forecasts of Net Income, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio to allow for the variability in timing and uncertainty of estimates of reconciling items between forecasted Net Income, forecasted Adjusted EBITDA, forecasted Distributable Cash Flow and forecasted Distribution Coverage Ratio. Therefore, the Partnership cannot reconcile forecasted Net Income to forecasted Adjusted EBITDA, forecasted Distributable Cash Flow or forecasted Distribution Coverage Ratio without unreasonable effort.
In addition to Net Income, the GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is net cash provided by operating activities. Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Due to the forward-looking nature of net cash provided by operating activities, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, Noble Midstream is unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to net cash provided by operating activities. Amounts excluded from these non-GAAP measures in future periods could be significant.

Schedule 4 (Continued)
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Reconciliation of Net Income (GAAP) to Adjusted EBITDA and Distributable Cash Flow (Non-GAAP)
(in thousands, unaudited)

	Three Months Ended September 30,
	2019	2018
Reconciliation from Net Income (GAAP)
Net Income (GAAP)	$66,383	$48,703
Add:
Depreciation and Amortization	20,851	18,376
Interest Expense, Net of Amount Capitalized	3,952	3,506
State Income Tax Provision	92	(94)
Transaction and Integration Expenses	106	301
Proportionate Share of Equity Method Investment EBITDA Adjustments	3,257	579
Unit-Based Compensation and Other	(630)	343
Adjusted EBITDA (Non-GAAP)	94,011	71,714
Less:
Adjusted EBITDA Attributable to Noncontrolling Interests	34,507	11,784
Adjusted EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	59,504	59,930
Add:
Distributions from Equity Method Investments	1,711	—
Less:
Proportionate Share of Equity Method Investment Adjusted EBITDA	(3,518)	3,350
Cash Interest Paid	8,662	4,728
Maintenance Capital Expenditures	5,789	5,406
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$50,282	$46,446
Distributions (Declared)	$32,418	$23,620
Distribution Coverage Ratio (Declared)	1.6x	2.0x

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Adjusted EBITDA
and Distributable Cash Flow (Non-GAAP)
(in thousands, unaudited)

	Three Months Ended September 30,
	2019	2018
Reconciliation from Net Cash Provided by Operating Activities (GAAP)
Net Cash Provided by Operating Activities (GAAP)	$91,075	$62,864
Add:
Interest Expense, Net of Amount Capitalized	3,952	3,506
Changes in Operating Assets and Liabilities	4,254	1,981
Transaction and Integration Expenses	106	301
Equity Method Investment EBITDA Adjustments	(5,229)	3,350
Other Adjustments	(147)	(288)
Adjusted EBITDA (Non-GAAP)	94,011	71,714
Less:
Adjusted EBITDA Attributable to Noncontrolling Interests	34,507	11,784
Adjusted EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	59,504	59,930
Add:
Distributions from Equity Method Investments	1,711	—
Less:
Proportionate Share of Equity Method Investment Adjusted EBITDA	(3,518)	3,350
Cash Interest Paid	8,662	4,728
Maintenance Capital Expenditures	5,789	5,406
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$50,282	$46,446
Distributions (Declared)	$32,418	$23,620
Distribution Coverage Ratio (Declared)	1.6x	2.0x

Schedule 4 (Continued)
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Reconciliation of 2019 GAAP Guidance to 2019 Non-GAAP Guidance
(in millions, unaudited)

	2019 Guidance
	4Q19	Full Year
Reconciliation from Net Income (GAAP) to Distributable Cash Flow (Non-GAAP)
Net Income (GAAP)	$56 - $61	$239 - $244
Add:
Depreciation and Amortization	22	83
Interest Expense, Net of Amount Capitalized	4	16
Unit-Based Compensation and Other	0.4	0.8
Transaction Expenses	—	—
Income Tax Provision (Benefit)	0	0.3
Proportionate Share of Equity Method Investment EBITDA Adjustments	7.5	17
Adjusted EBITDA (Non-GAAP)	$90 - $95	$356 - $361
Adjusted EBITDA Attributable to Noncontrolling Interests	26	114
Adjusted EBITDA Attributable to Noble Midstream Partners LP	$64 - $69	$242 - $247
Plus:
Distributions from Equity Method Investments	1.5	10
Less:
Proportionate Share of Equity Method Investment Adjusted EBITDA	(3.5) - (5)	(2.5) - (4)
Maintenance Capital Expenditures and Cash Interest Paid	16 - 17.5	57 - 58
Distributable Cash Flow of Noble Midstream Partners LP	$53 - $58	$198 - $203
Distribution Coverage Ratio	1.5x - 1.7x	1.5x - 1.6x